FORM OF

                        INVESTMENT MANAGEMENT AGREEMENT


     AGREEMENT made as of the ____ day of _________________, ____, between TEMPLETON INSTITUTIONAL FUNDS, INC. (hereinafter referred to as the "Company"), on behalf of Global Equity Series (the "Fund"), and Templeton Investment Counsel, LLC (hereinafter referred to as the "Manager").

     In consideration of the mutual agreements herein made, the Company, on behalf of the Fund, and the Manager understand and agree as follows:

     (1) The Manager agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund's assets consistent with the provisions of the Articles of Incorporation and Bylaws of the Company and the investment policies adopted and declared by the Company's Board of Directors. In pursuance of the foregoing, the Manager shall make all determinations with respect to the investment of the Fund's assets and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement those determinations. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's investment securities shall be exercised, subject to guidelines adopted by the Board of Directors. It is understood that all acts of the Manager in performing this Agreement are performed by it outside the United States.

     (2) The Manager is not required to furnish any personnel, overhead items or facilities for the Fund, including trading desk facilities or daily pricing of the Fund's portfolio.

     (3) The Manager shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions consistent with the Company's brokerage policies and, when applicable, the negotiation of commissions in connection therewith.

All decisions and placements shall be made in accordance with the following principles:

          A. Purchase and sale orders will usually be placed with brokers which are selected by the Manager as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Manager in determining the overall reasonableness of brokerage commissions.

          B. In selecting brokers for portfolio transactions, the Manager shall take into account its past experience as to brokers qualified to achieve "best execution," including brokers who specialize in any foreign securities held by the Fund.

          C. The Manager is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act"), for the Fund and/or other accounts, if any, for which the Manager exercises investment discretion (as defined in
          Section 3(a)(35) of the 1934 Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Manager will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Manager shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Company's brokerage policy; that the research services provide lawful and appropriate assistance to the Manager in the performance of its investment decision-making responsibilities; and that the commissions paid were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commission known to be charged by other brokers on comparable transactions, but there shall be taken into account the Company's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Manager are useful to the Manager in performing its advisory services under this Agreement. Research services provided by brokers to the Manager are considered to be in addition to, and not in lieu of, services required to be performed by the Manager under this Agreement. Research furnished by brokers through which the Fund effects securities transactions may be used by the Manager for any of its accounts, and not all research may be used by the Manager for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

          D. Purchases and sales of portfolio securities within the United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Manager, better prices and execution may be obtained on a commission basis or from other sources.

     (4) The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

          0.70%, up to and including $1 billion;
          0.68% over $1 billion,  up to and including $5 billion;
          0.66% over $5 billion, up to and including $10 billion; 0.64% over $10 billion, up to and including $15 billion; 0.62% over $15 billion, up to and including $20 billion; and 0.60% over $20 billion.

The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.

Notwithstanding the foregoing, if the total expenses of the Fund (including the fee to the Manager) in any fiscal year of the Company exceed any expense limitation imposed by applicable State law, the Manager shall reimburse the Fund for such excess in the manner and to the extent required by applicable State law. The term "total expenses," as used in this paragraph, does not include interest, taxes, litigation expenses, distribution expenses, brokerage commissions or other costs of acquiring or disposing of any of the Fund's portfolio securities or any costs or expenses incurred or arising other than in the ordinary and necessary course of the Fund's business. When the accrued amount of such expenses exceeds this limit, the monthly payment of the Manager's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Company's fiscal year if accrued expenses thereafter fall below the limit.

     (5) This Agreement shall be effective as of the date first written above and shall continue in effect until ____________________, 2009. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Company's Board of Directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940 (the "1940 Act")) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Company's Board of Directors as a whole.

     (6) Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party, provided that termination by the Company is approved by vote of a majority of the Company's Board of Directors in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

     (7) This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

     (8) In the event this Agreement is terminated and the Manager no longer acts as Manager to the Fund, the Manager reserves the right to withdraw from the Fund the use of the name "Templeton" or any name misleadingly implying a continuing relationship between the Fund and the Manager or any of its affiliates.

     (9) Except as may otherwise be provided by the 1940 Act, neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Manager of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Manager's part or by reason of reckless disregard of the Manager's duties under this Agreement. It is hereby understood and acknowledged by the Company that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Manager. It is further understood and acknowledged by the Company that investment decisions made on behalf of the Fund by the Manager are subject to a variety of factors that may affect the values and income generated by the Fund's portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Manager will not always be profitable or prove to have been correct.

     (10) It is understood that the services of the Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Manager, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients that may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others. When the Manager determines to buy or sell the same security for the Fund that the Manager or one or more of its affiliates has selected for clients of the Manager or its affiliates, the orders for all such security transactions shall be placed for execution by methods determined by the Manager, with approval by the Company's Board of Directors, to be impartial and fair.

     (11) Pursuant to Section 6.2 of the Code of Conduct for Persons Registered with the Securities and Futures Commission (the "SFC"), the following information is included in this Agreement:

     Undertakings. Each party undertakes to notify the other party in the event of any material change to the information provided in this Agreement.

Certain Information  About the  Manager.

          (i) The Manager's full name and address is:

                     Templeton Investment Counsel, LLC
                     500 East Broward Boulevard, Suite 2100
                     Fort Lauderdale, Florida 33394-3091

         (ii) The  Manager's  registration  status with the SFC is active.


         Certain Information About the Company. The Company's full name and verified address is:

                    Templeton Institutional Funds, Inc.
                    500 East Broward Boulevard, Suite 2100
                    Fort Lauderdale, Florida 33394-3091

     (12) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed as being inconsistent with applicable Federal and State securities laws and any rules, regulations and orders thereunder.

     (13) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     (14) Nothing herein shall be construed as constituting the Manager an agent of the Company.

     (15) It is understood and expressly stipulated that neither the holders of shares of the Fund, nor any Directors, officer, agent or employee of the Company shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Company only shall be liable.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.


                                        TEMPLETON INSTITUTIONAL FUNDS, INC.


                                        By:
                                           --------------------------------
                                        Name:  David P. Goss
                                        Title: Vice President and Assistant
                                               Secretary



                                        TEMPLETON INVESTMENT COUNSEL, LLC.


                                        By:
                                            ------------------------------
                                          Name:  Gary P. Motyl
                                          Title: President